Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 4, 2011
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

SECOND QUARTER FINANCIAL RESULTS

ROANOKE, Va. (May 4, 2011)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,519,814 or $1.10 per average share outstanding for the quarter ended March 31, 2011. This compares to consolidated earnings of $2,753,018 or $1.22 per average share outstanding for the quarter ended March 31, 2010. President, Chairman and CEO John Williamson attributed the decrease in earnings to a reduction in gross margin from lower space heating sales volumes as a result of a warmer winter season and modest increases in operating expense.

Earnings for the twelve months ending March 31, 2011 were $4,351,316 or $1.91 per share compared to $2.17 per share for the twelve months ended March 31, 2010. Williamson attributed the lower year-over-year earnings primarily to three percent warmer weather affecting heating season sales in the current period combined with the earnings effect in the earlier period of a one-time credit to depreciation expense associated with implementing updated plant depreciation rates in the September 30, 2009 quarter end.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2010	2011	2010

Revenues	$27,072,569	$31,640,321	$68,651,011	$74,232,007
Cost of sales	17,871,203	22,271,228	41,941,900	47,422,347

Gross margin	9,201,366	9,369,093	26,709,111	26,809,660
Other operating expenses, net	4,680,406	4,474,488	17,890,175	17,127,911
Interest expense	456,285	455,871	1,832,991	1,844,644

Income before income taxes	4,064,675	4,438,734	6,985,945	7,837,105
Income tax expense	1,544,861	1,685,716	2,634,629	2,977,649

Net income	$2,519,814	$2,753,018	$4,351,316	$4,859,456

Net earnings per share of common stock:
Basic	$1.10	$1.22	$1.91	$2.17

Diluted	$1.10	$1.22	$1.91	$2.16

Cash dividends per common share	$0.340	$0.330	$1.340	$1.300

Weighted average number of common shares outstanding:
Basic	2,292,015	2,251,922	2,276,545	2,239,383
Diluted	2,296,333	2,259,641	2,282,011	2,246,940

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
	2011	2010
Assets
Current assets	$38,460,809	$36,457,949
Total property, plant and equipment, net	82,930,920	80,178,014
Other assets	7,444,689	5,960,741

Total Assets	$128,836,418	$122,596,704

Liabilities and Stockholders’ Equity
Current liabilities	$35,170,572	$35,676,987
Long-term debt	13,000,000	13,000,000
Deferred credits and other liabilities	30,036,398	25,327,599

Total Liabilities	78,206,970	74,004,586
Stockholders’ Equity	50,629,448	48,592,118

Total Liabilities and Stockholders’ Equity	$128,836,418	$122,596,704